EXHIBIT 23.1

HANSEN, BARNETT & MAXWELL, P.C.

A Professional Corporation

CERTIFIED PUBLIC ACCOUNTANTS

5 Triad Center, Suite 750

Salt Lake City, UT 84180-1128

Phone: (801) 532-2200

Fax: (801) 532-7944

www.hbmcpas.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

International Isotopes Inc.

As independent registered public accountants, we hereby consent to the use of our report dated March 25, 2009, with respect to the consolidated financial statements of International Isotopes Inc., in the Registration Statement of International Isotopes Inc. on Form S-8 relating to the registration of 21,350,000 shares of Common Stock from the 2006 Equity Incentive Plan.

HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah
April 13, 2009